EXHIBIT 4.3.2

                    STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT dated this 20th day of July,
1994 (the "Agreement"), between Cowen & Co. ("Cowen") on behalf of the several purchasers listed on Exhibit A hereto (the
"Purchasers") and PLM International, Inc., a Delaware corporation
("PLM" or the "Company").

     A. PLM has offered to purchase, or to arrange for the purchase, of 3,367,367 shares of its outstanding common stock (the "Shares"). The Shares are owned of record by Transcisco Industries, Inc. ("Transcisco"), although beneficial ownership is vested in the Official Unsecured Bondholders Committee of Transcisco (the "OBC") and Securities Holdings, L.P. ("Holdings").

     B. The OBC and Holdings (collectively, the "Sellers") have agreed to sell the Shares to PLM or to its assignees. The sale will take place pursuant to the terms and conditions of a Stock and Note Purchase Agreement to be negotiated and entered into between Sellers and PLM (the "SNP Agreement").

     C. Upon the terms and conditions set forth herein, Purchasers have agreed to purchase 750,000 of the Shares from Sellers (the "Allotted Shares") and PLM will enter into the SNP Agreement with the Sellers in reliance upon the agreement of Purchasers to so purchase the Allotted Shares.

     NOW, THEREFORE, for good and valuable consideration and the mutual agreements contained herein, the parties agrees as follows:

     1.   Purchase and Sale.

          1.1 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, at the closing described in
Section 1.3 (the "Closing"), Purchasers will purchase from the
Sellers the Allotted Shares.

          1.2 Purchase Price. In consideration of the aforesaid sale of the Allotted Shares, Purchasers will pay $3.25 per Allotted Share to the Sellers at the Closing, which is an aggregate amount of $2,437,500 in immediately available funds
(the "Purchase Price").

          1.3 Closing. The Closing shall take place in San Francisco, California concurrent with the purchase by PLM or its assignees of the balance of the Shares pursuant to the terms of the SNP Agreement, and upon satisfaction of the conditions to Closing set forth in Section 4 hereof (such date is referred to herein as the "Closing Date").

          1.4 Deliveries at the Closing. At the Closing, (i) PLM will cause the Sellers to deliver to Cowen on behalf of Purchasers certificates representing the Allotted Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, and any other documents or instruments reasonably requested by Purchasers that are necessary to transfer good and immediately marketable title to such Shares free and clear of any and all liens, claims, encumbrances or restrictions, and (ii) Cowen, on behalf of Purchasers, will deliver the aggregate Purchase Price for the Allotted Shares to a bank account to be designated in writing by the Sellers prior to the Closing.

     2. Representations and Warranties of the Purchaser. Cowen represents and warrants to PLM as follows:

          2.1 Due Organization; Authority. Cowen is a partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Cowen has full power and authority to execute this Agreement on behalf of Purchasers and represents that, to the best of its knowledge, each of the Purchasers is validly and duly authorized to purchase the Allotted Shares. This Agreement has been duly and validly authorized, executed and delivered by Cowen on behalf of Purchasers and constitutes the valid and binding obligation of each Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws and subject to general principles of equity.

          2.2 No Breach. To the best of Cowen's knowledge, neither the execution of this Agreement nor the purchase of the Allotted Shares will constitute (or with notice or lapse of time or both will constitute) a violation of or a default under, or conflict with, (i) the charter documents or other governing instruments of any Purchaser, (ii) any applicable statute, law or regulation, or (iii) any contract, commitment, agreement or arrangement to which any Purchaser is a party or to which its assets are subject.

          2.3 Consents. To the best of Cowen's knowledge, there exists no restriction upon the purchase of the Allotted Shares by any Purchaser, and there are no authorizations, consents or approvals of, or filings with, any governmental or regulatory authorities or any other third party required by any Purchaser in connection with the execution or delivery of this Agreement or the consummation by any Purchaser of the transactions contemplated hereby.

          2.4 Investigation. Cowen acknowledges that each Purchaser is familiar with the business, financial condition and prospects of PLM, and has had full opportunity to investigate the same, and has been furnished such financial, business and other information (including, without limitation, the filings of PLM on Form 10-K for the years ended December 31, 1991, 1992 and 1993) as it has requested to enable it to make a fully informed decision as to the purchase of the Shares.

          2.5 Best Efforts. Subject to Section 3.2 below, in the event that any Purchaser fails to purchase his portion of the Allotted Shares as detailed on Exhibit A hereto, Cowen shall make best efforts to locate another party to fulfill said Purchaser's obligation.

     3.   Covenants of PLM.

          3.1 The Registration Statement. At or prior to the Closing, a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") covering resale by each Purchaser of the Allotted Shares purchased at the Closing shall have been declared effective by the Securities and Exchange Commission (the "Commission"). After the Closing Date, PLM shall use its reasonable best efforts to prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith to keep the Registration Statement effective until the earlier to occur of: (i) resale of the Allotted Shares covered by the Registration Statement or (ii) the expiration of two years after its initial effectiveness. Cowen, on behalf of Purchasers, will use its reasonable best efforts to cooperate with PLM and provide information as required in connection with the preparation, filing and amendment of the Registration Statement.

          3.2 No Obligation to Purchase on Cowen. PLM acknowledges and agrees that Cowen shall not, under any circumstances, be required to purchase any of the Allotted Shares as principal or for its own account, even in the event that a Purchaser fails to fulfill its obligation to purchase his portion of the Allotted Shares.

     4. Conditions to the Obligations of the Purchase. The obligations of the Purchasers and the Company to consummate the purchase and sale of the Allotted Shares shall be subject to the satisfaction on or at the Closing of the following conditions:

          4.1 Closing Under SNP Agreement. The purchase of the balance of the Shares pursuant to the SNP Agreement shall have occurred simultaneously with the Closing of the Allotted Shares, and both shall occur on or before a date that is 120 days after the date of this Agreement.

          4.2 Bankruptcy Court Approval. The purchase and sale of the Shares pursuant to the SNP Agreement shall have been approved by the Bankruptcy Court pursuant to an appropriate post-confirmation order in form and substance reasonably satisfactory to PLM, Cowen and the Sellers.

          4.3 Senior Debt Refinancing. The Company shall have closed the refinancing of its existing $45,000,000 principal amount of senior secured debt.

          4.4  Registration Statement.  The Registration
Statement referred to in Section 3.1 shall have become effective.


          5.   Miscellaneous.

          5.1 Publicity. Prior to the Closing, there shall be no public announcements of the transactions contemplated by this Agreement, except as required by applicable disclosure requirements under the Securities Act, the Exchange Act and stock exchange rules or as otherwise deemed appropriate by PLM.

          5.2 Specific Performance. Cowen, on behalf of Purchasers, acknowledges and agrees that in the event of any breach of this Agreement by Purchasers, PLM may be irreparably harmed and might not be made whole by monetary damages. It is accordingly agreed that PLM, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to make application to the appropriate judicial forum to compel specific performance by the Purchasers of this Agreement.

          5.3 Brokerage. PLM, on the one hand, and Cowen on behalf of the Purchasers, on the other, represent and warrant to the other that there are no claims for finders fees or other like payments (other than brokerage commissions due to Cowen, if any, from Purchasers) in connection with this Agreement or the transactions contemplated hereby for which the other party or any of its affiliates or associates would be liable. PLM, on the one hand, and Cowen on behalf of Purchasers, on the other, agree to indemnify and hold the other harmless from and against any and all claims or liabilities for finder's fees or other like payments incurred by reason of any action taken by it.

          5.4 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an instrument in writing signed by PLM and Purchasers.

          5.5 No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their heirs, legal representatives, successors and assigns.
Notwithstanding the foregoing, this Agreement shall not be assignable by the parties.

          5.6 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to the conflict of law principles thereof.

          5.7 Expenses. All fees and expenses incurred by Cowen and/or Purchasers in connection with this Agreement shall be borne by Purchasers, and all fees and expenses incurred by PLM in connection with this Agreement shall be borne by PLM.

          5.8 Notices. All notices and other communications under this Agreement shall be made either (i) if mailed, when received, or in the case of certified mail, five days after posting, (ii) when transmitted by hand delivery, telegram, telex, telecopier or facsimile transmission, to the party entitled to receive the same at the addresses indicated below or at such other address as such party shall have specified by written notice to the other parties hereto given in accordance herewith:

               (i)  if to Cowen (on behalf of Purchasers):

                    Cowen & Co.
                    Financial Square
                    New York, New York  10005
                    Attention:Gerald Kaminsky,
                            Managing Director

               (ii) if to PLM, addressed to:

                    PLM International, Inc.
                    One Market Plaza
                    Steuart Street Tower, Suite 900
                    San Francisco, CA  94105-1301
                    Attention:Stephen Peary, Esq.

                    with a copy to:

                    Farella, Braun & Martel
                    235 Montgomery Street
                    30th Floor
                    San Francisco, CA  94104
                    Attention:Morgan P. Guenther, Esq.

               IN WITNESS WHEREOF, and intending to be legally enforced hereby, Cowen on behalf of Purchasers and PLM have executed or caused this Agreement to be executed on the date first above written.



PLM INTERNATIONAL, INC.


By:  /s/ ROBERT N. TIDBALL

Its: President




COWEN & CO., on behalf of the
Purchasers identified on
Exhibit A hereto


By:  /s/ GERALD KAMINSKY
Its: Managing Director